EXHIBIT 99.1

April 30, 2008

Dear Fellow Stockholders:

This past year was the first full year of performance following our acquisition of Xenogen Corporation.  We started the year slow due to soft markets, but ended the year with strong growth momentum, delivering double digit organic growth for the fourth quarter in our product and service revenue categories.  2007 was an important year of transition to a higher growth, proprietary life sciences tools company, during which we were able to establish several important growth catalysts across all of our technology and service segments.  In 2008, we are expecting to make further strategic and tactical advances in our highly attractive optical imaging business, as well as gain greater traction for our microfluidics technology in the areas of oncology research, sample preparation for next generation sequencing and forensics analysis.  In addition, we expect growth in our services business due primarily to the large Environmental Protection Agency contract secured in 2007, and growth in our automation business resulting from the launch of new differentiated liquid handling products and applications.

Our full year 2007 financial performance was respectable.  Our revenues grew 30% GAAP and 8% pro forma, led by our optical imaging business, microfluidic licensing transactions and drug discovery services.  We also achieved bottom line improvement of $4.8 million, or $0.17 per share on a weighted average share basis.  This was a 17% improvement over 2006.  Our major positive financial developments included double-digit revenue growth in optical imaging and microfluidics products and services of 19% and 10%, respectively (for optical imaging, this percentage is pro forma assuming that we owned Xenogen for all of 2006), and a 460 basis point improvement in our product and services gross margins as a result of our increased revenue scale.  Unfortunately, we incurred significant legal expenses during 2007 related to litigation.  The good news is that we put this litigation behind us early in 2008.

In the first quarter of 2008, we took steps to consolidate and streamline our West Coast R&D activities as well as our finance and legal organizations.  Our goal is to improve the productivity and effectiveness of our R&D investments, facility utilization and overall G&A spending.  Also, with our two most active litigations behind us, we expect to save on legal expenses in 2008.  We plan to further leverage these advances in 2008 and pursue further streamlining of costs to continue to improve our gross margins and achieve greater operating expense productivity.

In 2008, we are targeting overall revenues of $142 to $148 million.  This target reflects expected double-digit growth in products and services that we believe will allow us to make up for approximately $10 million of non-recurring out-licensing revenue associated with our microfluidics patent estate that we recognized in 2007.  In addition, we are projecting breakeven or better EBITDA (earnings before interest, taxes, depreciation and amortization) in 2008.  While the current economic climate is unsettling, we feel confident that our product and service offerings are well positioned to meet the needs of our customers and that we will be able to continue our strong momentum during 2008.

A few comments on the major drivers behind our strategy:

Optical Imaging.  Settling our litigation with AntiCancer was a significant milestone event.  This settlement and the associated cross-licensing arrangement with AntiCancer clarify the patent landscape and broaden our suite of proprietary applications for both invasive and non-invasive imaging.  We believe that this should allow us to further protect and grow our imaging franchise, which has grown by over 30% in the six quarters since we acquired Xenogen in August of 2006.  In addition, we have seen a broadening of system placements into therapeutic areas beyond our already strong position in oncology research, such as infectious disease, inflammation, central nervous system disorders and stem research.  We expect double-digit revenue growth in this area of our business over the next several years.

Microfluidics.  As noted above, we are consolidating our West Coast R&D operations to enhance productivity and effectiveness, with particular emphasis on the EZ Reader® kinase profiling platform and electrophoretic molecular separations.  We expect to grow microfluidics product and service revenue by double digits in 2008, and will also explore new opportunities involving forensic analysis and sample preparation for next generation sequencing.

Automation.  Although markets for generic automation solutions are maturing, we see strong growth potential in the market for complete automation workflow solutions, and we believe our core applications and automation solutions capabilities well position us to partner with other life science tools providers to deliver these “vertical” solutions.  Certain of our competitors have been acquired by larger life sciences tools companies that are seeking to enhance their ability to provide complete vertical solutions to their customers.  This trend underscores the importance of our automation technology and the potential for this business to create value for our drug discovery customers and our stockholders.

Drug Discovery Services.  Caliper Drug Discovery and Alliances Services (CDAS) achieved 30% pro forma revenue growth in 2007 (assuming Xenogen Biosciences was owned by us for all of 2006) as a result of continued outsourcing trends by pharmaceutical companies and governmental institutions.  As noted above, in 2007 CDAS landed a major contract with the EPA to help the agency assess the feasibility of shifting major portions of its agricultural chemical testing from animal studies to lower cost in vitro studies that are predictive of in vivo outcomes.  This EPA program, called ToxCast Screening, has the potential to be a significant revenue driver in 2008 and future years.  Overall, we expect double-digit revenue growth from CDAS in 2008.

Caliper Life Sciences is committed to transforming drug development and diagnostics through our highly differentiated suite of proprietary technologies and services.  We are proud of our employees and what they are achieving by helping scientists perform life enhancing research to discover new medicines, diagnostics and treatments.  We can now point to a number of commercial drugs that would likely never have been invented without our technologies, products and services.  These new drugs include several targeted anticancer agents, as well as an anti-infective agent. We are also appreciative of your continued strong support as a Caliper stockholder, and we are committed to maximizing the value of your investment in Caliper through improved financial performance in 2008 and beyond.

Most sincerely,

/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky
President and CEO

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities and Exchanges Act of 1934.  Please refer to “Information Regarding Forward Looking Statements” on page 1 of our Annual Report on Form 10-K for 2007 filed with the Securities and Exchange Commission on March 14, 2008.